UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

                               Commission File Number    0-17324
                                                                -
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                    MBNA AMERICA BANK, NATIONAL ASSOCIATION
                               ON BEHALF OF THE
                        MBNA MASTER CREDIT CARD TRUST

     (Exact name of registrant as specified in its charter)


                              Wilmington, DE. 19884-0781
                                 (800) 362-6255.

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       MBNA MASTER CREDIT CARD TRUST
            SERIES 1993-2 FLOATING RATE ASSET BACKED SECURITIES
          ------------------------------------------------------
     (Title of each class of securities covered by this Form)



 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          X Rule 12g-4(a)(1)(i)    X Rule 12h-3(b)(1)(i)
          Rule 12g-4(a)(1)(ii)     Rule 12h-3(b)(1)(ii)
          Rule 12g-4(a)(2)(i) Rule 12h-3(b)(2)(i)
          Rule 12g-4(a)(2)(ii)     Rule 12h-3(b)(2)(ii)
                              Rule 15d-6

Approximate number of holders of record as of the certification or notice date:  0
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     Pursuant to the requirements of the Securities Exchange Act of 1934 MBNA AMERICA BANK, NATIONAL ASSOCIATION ON BEHALF OF
THE
MBNA MASTER CREDIT CARD TRUST has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 10, 1997               By:         Marguerite M. Boylan
                                   ------------------------------
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                                Name:       Marguerite M. Boylan
                                Title:      Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities
Exchange Act of 1934. This registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.
The name and title of the person signing the form shall be typed or printed under the signature.